Exhibit 6

Getty Investments L.L.C.
5390 Kietzke Lane, Suite 202
Reno, Nevada 89511

February 24, 2008

Getty Images, Inc.
601 North 34th Street
Seattle, Washington 98103

Ladies and Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Abe Investment, L.P. (“Parent”), Abe Acquisition Corp. (“Merger Sub”) and Getty Images, Inc. (the “Company”) and (ii) the Interim Investor Agreement (the “Interim Investor Agreement”), dated the date hereof, by and among Getty Investments, Parent and the other parties named therein.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

In furtherance of the respective obligations of the parties to Parent under the Merger Agreement and the Interim Investor Agreement, the Company and Getty Investments agree to cooperate with each other in accordance with the terms and conditions of this letter agreement.

The Company and the Stockholders shall use their reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain any approvals required under the German Act Against Restraints of Competition (GWB) as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings) under the German Act Against Restraints of Competition (GWB) .  In furtherance and not in limitation of the foregoing, the Company and the Stockholders agree to make an appropriate filing with the German Federal Cartel Office with respect to the transactions contemplated by the Merger Agreement and the Ancillary Agreements as promptly as practicable (and in any event within ten (10) Business Days from the date hereof) or such other time as mutually agreed to by the parties, and to supply as promptly as practicable any additional information and documentary material that may be requested by the German Federal Cartel Office and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this letter agreement necessary to cause the expiration or termination of any applicable waiting periods (including any extensions thereof) as soon as practicable.

The Company and the Stockholders shall keep each other informed in all material respects on a reasonably timely basis of (i) any investigation or other inquiry by or before the German Federal Cartel Office relating to the transactions contemplated by the Merger Agreement and the Ancillary Agreements, including any proceeding initiated by a private party, and (ii) any material communication received by such party from, or given by such party to, the German Federal Cartel Office and of any material communication received or given in connection with any such proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement and the Ancillary Agreements.

In furtherance and not in limitation of the covenants of the Company and the Stockholders contained herein, each of the Company and the Stockholders shall use its or his reasonable best efforts to resolve such objections, if any, as may be asserted by the German Federal Cartel Office with respect to the application of Antitrust Laws to the transactions contemplated by the Merger Agreement and the Ancillary Agreements.  Without limiting any other provision hereof, each of the Rollover Stockholders shall use its or his reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, decision, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated by the Merger Agreement and the Ancillary Agreements, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by the German Federal Cartel Office with respect to the transactions contemplated the Merger Agreement and the Ancillary Agreements so as to enable the consummation of the transactions contemplated thereby to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).

Please indicate your agreement to the foregoing by executing this letter in the space provided below.

This letter agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

Very truly yours,

GETTY INVESTMENTS L.L.C.

By:	/s/ Jan D. Moehl
Jan D. Moehl
Officer

Accepted and agreed
as of the date first above written:

GETTY IMAGES, INC.

By:	/s/ Jonathan D. Klein
Name:	Jonathan D. Klein
Title:	Chief Executive Officer

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